Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

David J. Fallon
Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 21, 2012

CLARCOR REPORTS RECORD FIRST QUARTER RESULTS
OPERATING PROFIT AT FILTRATION SEGMENTS UP 20%

Unaudited First Quarter 2012 Highlights
(Amounts in millions, except per share data and percentages)

	Quarter Ended
	3/3/2012	2/26/2011	Change
Net sales	$257.3	$245.7	5%
Operating profit	34.3	31.3	10%
Net earnings - CLARCOR	23.5	21.9	7%
Diluted earnings per share	$0.46	$0.43	7%
Operating margin	13.3%	12.7%	0.6 pts

FRANKLIN, TN, Wednesday, March 21, 2012-CLARCOR Inc. (NYSE: CLC) reported its financial results for the first quarter of 2012. Diluted earnings per share grew 7% from the first quarter of 2011 to a record first quarter high of $0.46. Higher diluted earnings per share were driven by a 5% increase in net sales, a 10% increase in operating profit and a 0.6 percentage point improvement in operating margin. Operating profit at the company's Engine/Mobile and Industrial/Environmental Filtration segments increased 20% on a combined basis reflecting an 8% increase in net sales and a 1.4 percentage point improvement in operating margin. Higher first quarter earnings were achieved despite lower operating results at the company's Packaging segment where net sales declined 29% and operating profit declined 89% from the first quarter of 2011. These Packaging segment results negatively impacted consolidated diluted earnings per share by approximately $0.04 compared with last year's first quarter. The company expects its Packaging segment results to improve over the remainder of the year.

Changes in average foreign currency exchange rates reduced net sales by $0.8 million and did not significantly impact operating profit in the first quarter of 2012 compared with last year's first quarter.

Chris Conway, CLARCOR's Chief Executive Officer, commented, “The growth and profitability of our filtration segments remained strong in the first quarter of 2012. We are particularly pleased with the continued operating improvement in our Industrial/Environmental Filtration segment, where operating profit increased 48% from the first quarter of 2011. Our 8.8% operating margin in this reporting segment in the first quarter improved 2.3 percentage points from last year's first quarter. To appreciate the significance of the continuing improvement in financial results at our Industrial/Environmental Filtration segment, recall that the operating margin in this reporting segment in the first quarter of 2009 was 0.6%. With our continued focus on profitable growth in the Industrial/Environmental Filtration segment from the introduction of higher margin air filtration products into new markets and the continued growth of our process liquid filtration markets including oil and gas, we believe we are well-positioned to achieve our long-term operating margin goal of 15% in this reporting segment in the next three or four years.

“Combined operating margin at our filtration segments improved to 14.1% in the first quarter of 2012 from 12.7% in last year's first quarter. This operating margin improvement was comprised of a combined 0.8 percentage point improvement in gross margin percentage and a combined 0.6 percentage point reduction in selling and administration expenses as a percentage of net sales. Our Engine/Mobile Filtration segment, which remains the solid base of our business, increased its first quarter operating margin 0.4 percentage points to 19.4% from last year's first quarter. The combined reduction in selling and administrative expenses as a percentage of net sales in our filtration segments was indicative of our continuing culture of managing administrative costs prudently while supporting profitable growth.

“Both of our filtration segments in the first quarter of 2012 experienced solid U.S. growth and lower foreign growth. Net sales in our filtration segments in the U.S. increased a combined 12%, but foreign sales were flat. U.S. growth in our Engine/Mobile Filtration segment, with approximately 90% recurring revenue or aftermarket sales, was driven by strong trucking activity in conjunction with the continued expansion of our heavy-duty engine filter product offerings. U.S. growth in our Industrial/Environmental Filtration segment was across many of the markets we serve in this reporting segment including an approximate 20% increase in our U.S. oil and gas filtration sales which have benefited from new extraction activity at shale gas formations. Our foreign sales were negatively impacted in the first quarter by uncertain economic conditions in the Euro zone and lower sales in China. We continue to monitor the uncertainty in Europe, and although we now expect flat sales in China for full year 2012, we believe we continue to be strongly positioned to capitalize on China's projected long-term filtration growth.”

First Quarter Results:

Engine/Mobile Filtration Segment

Net sales at our Engine/Mobile Filtration segment increased 8% compared with the first quarter of 2011. Overall, these higher net sales were the result of 12% growth domestically and 3% growth outside the U.S. Domestic growth was driven by higher trucking activity in conjunction with our introduction of aftermarket products into new markets. Foreign sales grew 3%-despite a 15% reduction in China-due to the execution of our growth strategies in other developing filtration markets. The first quarter reduction in China sales, which was influenced by a significant reduction in diesel engine manufacturing in the first quarter, was more than offset by higher heavy-duty engine filtration sales into other foreign markets including South America, Mexico, the Middle East, South Africa, and Australia.

Operating profit at our Engine/Mobile Filtration segment increased 10% from the first quarter of 2011. This increase was primarily the result of higher heavy-duty engine filter sales. Our operating margin improved 0.4 percentage points from last year's first quarter to 19.4%-the highest first quarter operating margin in our Engine/Mobile Filtration segment since 2007. The increase in our operating margin from the first quarter of 2011 was primarily due to our ability to leverage our manufacturing overhead and selling and administrative costs with higher sales.

Industrial/Environmental Filtration Segment

Net sales at our Industrial/Environmental Filtration segment increased 8% from the first quarter of 2011. Overall, these higher net sales were the result of 13% sales growth domestically and 4% lower foreign sales. Our growth in domestic sales was heavily influenced by higher natural gas vessel sales as we continue to develop our capability to support the natural gas extraction and transportation process from shale formations. Many other markets in this reporting segment also experienced strong first quarter sales growth including our Total Filtration Services (TFS) distribution business which has steadily increased sales and operating profit over the last several years. Our United Air Specialists (UAS) dust collector business increased U.S. sales almost 40% in the first quarter from the growth of its OEM business, and our sales of general industrial filtration products in this reporting segment increased over 10%. The reduction in sales outside the U.S. was influenced by an 11% reduction in sales in Europe due to continuing issues with the Euro zone economies. Our lower European sales were partially offset by higher natural gas vessel and aftermarket filter sales in Asia and Brazil-where sales more than doubled from the first quarter of 2011 through our continued focus on the development of customer relationships in that geographic market.

Operating profit at our Industrial/Environmental Filtration segment grew $3.5 million, or 48%, from the first quarter of 2011. Approximately 70% of this increase was from our domestic and foreign natural gas business due to both higher sales and operating margin. The 8.8% operating margin in our Industrial/Environmental Filtration segment in the first quarter increased 2.3 percentage points from last year including a 1.1 percentage point improvement in gross margin percentage and a 1.2 percentage point reduction in selling and administrative costs as a percentage of sales.

Packaging Segment

Net sales at our Packaging segment declined $6.4 million, or 29%, from the first quarter of 2011.
This reduction was primarily driven by lower confection packaging sales, smokeless tobacco packaging sales and lower sales in other markets due to inventory and production scheduling adjustments. The reduction in confection sales was primarily due to the loss of packaging business for a product from a large customer, and lower smokeless tobacco packaging sales were primarily due to one of our major customers qualifying a second source supplier according to their corporate policy. The $2.5 million reduction in operating profit and the 10.8 percentage point reduction in operating margin were primarily the result of lower sales. Impacting the year-over-year Packaging segment operating profit comparison was a $0.5 million patent sale in the first quarter of 2011 which did not repeat in this year's first quarter and a $0.2 million bad debt expense recognized in the first quarter of 2012 pursuant to the Kodak bankruptcy.

Sales and operating profit fell short of our internal expectations in the first quarter. We believe some of these sales issues are transitory, and we are aggressively pursuing several significant sales opportunities in our pipeline for the remainder of the year. Accordingly, we are not significantly reducing our full year expectations for our Packaging segment for 2012.

Income Taxes and Other Income

The 3.3 percentage point increase in our effective tax rate to 32.8% in the first quarter of 2012 from 29.5% in the first quarter of 2011 was primarily due to a significant benefit recognized in the first quarter of 2011 related to the extension of the research and experimentation tax credit in December 2010 in addition to the non-renewal of this same credit for 2012. Other income (expense) in the first quarter of 2012 included the receipt of a one-time $1.2 million dividend pursuant to our investment in BioProcess Algae LLC and a $0.5 million foreign currency loss in the first quarter of 2012 primarily from the translation of cash accounts at certain foreign subsidiaries denominated in currencies other than their functional currencies.

2012 Guidance

Chris Conway commented on 2012 guidance: “The strength of our filtration business was evident from our strong first quarter growth and operating results. We expect these results to continue as a result of the many growth opportunities we are pursuing in the broad filtration markets we serve. We believe we are strongly positioned to participate in the expected growth in the natural gas market-a market we believe has as much long-term potential as any other filtration market. We continue to develop innovative air filtration products for non-traditional filtration markets including animal confinement and outdoor electronic kiosks, and we continue to drive international expansion as evidenced by our significant growth in Brazil in the first quarter. We experienced some headwinds in the first quarter from our Packaging segment and from foreign markets in Europe and China. Although we now expect flat sales in China for 2012, it remains a market with excellent long-term growth potential. In addition, we expect recovery in our Packaging segment and our European sales as the year progresses. Accordingly, we confirm our guidance for 2012 diluted earnings per share of $2.55 to $2.70.”

Anticipated sales growth from 2011 and operating margin by segment and on a consolidated basis are as follows:

	2012 Estimated Sales Growth	2012 Estimated Operating Margin

Engine/Mobile Filtration	7.0% to 9.0%	22.0% to 23.0%
Industrial/Environmental Filtration	7.0% to 9.0%	11.0% to 12.0%
Packaging	-10.0% to -8.0%	9.0% to 11.0%
CLARCOR	5.5% to 7.5%	16.0% to 17.0%

We project 2012 cash from operations to be between $125 million and $135 million, capital expenditures to be between $45 million and $55 million and our effective tax rate to be between 32.0% and 32.5%.

CLARCOR will be holding a conference call to discuss the first quarter 2012 results at 10:00 a.m. CST on March 22, 2012. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 877-870-5176 or 858-384-5517 by providing confirmation code 3689402. The replay will be available through April 5, 2012 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of CLARCOR are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements may be identified from use of the words “may,” “should,” “could,” “potential,” “continue,” “plan,” “forecast,” “estimate,” “project,” “believe,” “intent,” “anticipate,” “expect,” “target,” “is likely,” “will,” or the negative of these terms, and similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to anticipated future growth and results of operations, including the anticipated 2012 performance of the Company and each of its segments, our projections with respect to 2012 estimated sales growth and 2012 estimated operating margins for the Company and each of its segments, and our projections with respect to 2012 cash from operations, 2012 capital expenditures and 2012 effective tax rates; statements regarding management's short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements regarding our ability to achieve our long-term operating margin goal of 15% in our Industrial/Environmental Filtration segment in the next three or four years; statements regarding our culture of managing administrative costs prudently while supporting profitable growth; statements regarding our expectations of growth in Europe for the remainder of 2012 as we introduce new products and to continue to expand our geographic presence from our European operations; statements regarding ongoing uncertainty in China and our expectation of sales in China for full year 2012; statements regarding our belief regarding the transitory nature of some sales issues in our Packaging segment, and our ability to procure several significant sales opportunities in our pipeline in the Packaging segment for 2012; statements regarding our ability to develop our capability to support the natural gas extraction and transportation from shale formations; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. The Company's past results of operations do not necessarily indicate its future results. The Company's future results may differ materially from the Company's past results as a result of various risks and uncertainties, including the risk factors discussed in the “Risk Factors” section of the Company's 2011 Form 10-K and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, including estimated sales growth and estimated operating margin levels for 2012 for the Company and its business segments, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

TABLES FOLLOW

CLARCOR INC. 2012 UNAUDITED FIRST QUARTER RESULTS
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)

	Three Months Ended
	March 3, 2012	February 26, 2011
Net sales	$257,264	$245,720
Cost of sales	171,049	164,767

Gross profit	86,215	80,953

Selling and administrative expenses	51,903	49,662

Operating profit	34,312	31,291

Other income (expense):
Interest expense	(100)	(44)
Interest income	134	37
Other, net	612	(200)
	646	(207)

Earnings before income taxes	34,958	31,084

Provision for income taxes	11,466	9,163

Net earnings	23,492	21,921

Net (earnings) losses attributable to noncontrolling interests	(13)	(40)

Net earnings attributable to CLARCOR Inc.	$23,479	$21,881

Net earnings per share attributable to CLARCOR Inc. - Basic	$0.47	$0.43
Net earnings per share attributable to CLARCOR Inc. - Diluted	$0.46	$0.43

Weighted average number of shares outstanding - Basic	50,411,196	50,568,499
Weighted average number of shares outstanding - Diluted	51,094,385	51,287,238

Dividends paid per share	$0.1200	$0.1050

CLARCOR INC. 2012 UNAUDITED FIRST QUARTER RESULTS, continued
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	March 3, 2012	December 3, 2011
ASSETS
Current assets:
Cash and cash equivalents	$142,063	$155,999
Restricted cash	1,007	1,105
Accounts receivable, less allowance for losses of $10,489 and $9,795, respectively	201,758	206,664
Inventories	208,578	200,274
Deferred income taxes	25,580	25,974
Income taxes receivable	704	3,373
Prepaid expenses and other current assets	7,596	7,510
Total current assets	587,286	600,899

Plant assets, at cost, less accumulated depreciation of $299,454 and $293,111, respectively	188,134	184,992
Assets held for sale	2,000	2,000
Goodwill	235,941	235,530
Acquired intangibles, less accumulated amortization	97,636	98,674
Deferred income taxes	621	749
Other noncurrent assets	14,120	12,089
Total assets	$1,125,738	$1,134,933

LIABILITIES
Current liabilities:
Current portion of long-term debt	$1,176	$1,289
Accounts payable and accrued liabilities	133,342	155,585
Income taxes payable	2,846	3,176
Total current liabilities	137,364	160,050

Long-term debt, less current portion	16,026	15,981
Long-term pension and postretirement healthcare benefits liabilities	61,317	74,524
Deferred income taxes	40,264	36,194
Other long-term liabilities	10,340	11,069
Total liabilities	265,311	297,818

Contingencies
Redeemable noncontrolling interests	1,585	1,557

SHAREHOLDERS' EQUITY
Capital stock	50,262	50,145
Capital in excess of par value	21,981	19,453
Accumulated other comprehensive loss	(41,331)	(44,391)
Retained earnings	827,083	809,520
Total CLARCOR Inc. equity	857,995	834,727
Noncontrolling interests	847	831
Total shareholders' equity	858,842	835,558
Total liabilities and shareholders' equity	$1,125,738	$1,134,933

CLARCOR INC. 2012 UNAUDITED FIRST QUARTER RESULTS, continued
CONSOLIDATED CONDENSED CASH FLOWS
(Dollars in thousands)

	Three Months Ended
	March 3, 2012	February 26, 2011
Cash flows from operating activities:
Net earnings	$23,492	$21,921
Depreciation	6,568	6,998
Amortization	1,426	1,331
Other noncash items	(102)	(94)
Net loss (gain) on disposition of plant assets	16	(3)
Stock-based compensation expense	2,906	2,605
Excess tax benefit from stock-based compensation	(2,302)	(657)
Deferred income taxes	9,522	(367)
Change in assets and liabilities, excluding short-term investments	(40,301)	(22,904)
Net cash provided by operating activities	1,225	8,830

Cash flows from investing activities:
Restricted cash	51	46
Business acquisitions, net of cash acquired	(2,144)	(10,455)
Additions to plant assets	(9,797)	(3,492)
Proceeds from disposition of plant assets	59	34
Investment in affiliates	(132)	—
Net cash used in investing activities	(11,963)	(13,867)

Cash flows from financing activities:
Payments on long-term debt	(26)	(1,574)
Sale of capital stock under stock option and employee purchase plans	2,958	2,508
Purchase of treasury stock	(3,635)	(1,947)
Excess tax benefits from stock-based compensation	2,302	657
Cash dividends paid	(6,046)	(5,308)
Net cash used in financing activities	(4,447)	(5,664)
Net effect of exchange rate changes on cash	1,249	1,048
Net change in cash and cash equivalents	(13,936)	(9,653)
Cash and cash equivalents, beginning of period	155,999	117,022
Cash and cash equivalents, end of period	$142,063	$107,369

Cash paid during the period for:
Interest	$68	$36
Income taxes, net of refunds	$2,879	$1,740

CLARCOR INC. 2012 UNAUDITED FIRST QUARTER RESULTS, continued
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	Three Months Ended
	March 3, 2012	February 26, 2011
Net sales by segment:
Engine/Mobile Filtration	$120,283	$111,328
Industrial/Environmental Filtration	121,114	112,119
Packaging	15,867	22,273
	$257,264	$245,720

Operating profit by segment:
Engine/Mobile Filtration	$23,297	$21,202
Industrial/Environmental Filtration	10,705	7,248
Packaging	310	2,841
	$34,312	$31,291

Operating margin by segment:
Engine/Mobile Filtration	19.4%	19.0%
Industrial/Environmental Filtration	8.8%	6.5%
Packaging	2.0%	12.8%
	13.3%	12.7%